JPMorgan Funds - Undiscovered Managers Funds
Rule 10f-3 Transactions
For the period from March 1, 2017 to August 31, 2017

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Realty Income Fund
Account Number 168750
Trade Date 3/10/2017
Issuer Alexandria Real Estate Equity
CUSIP/ Sedol 1527110
Shares 134,700
Offering Price $108.550
Spread $4.34
Cost $14,621,685
Dealer Executing Trade Citigroup Global Markets Inc
% of Offering* 3.82%
Syndicate JPM,BAML,CITI
Fund JPMorgan Realty Income Fund
Account Number 168750
Trade Date 4/20/2017
Issuer Gramercy Property Trust
CUSIP/ Sedol 38500230
Shares 143,400
Offering Price $27.600
Spread $1.10
Cost $3,957,840
Dealer Executing Trade Morgan Stanley And Co LLC
% of Offering* 1.61%
Syndicate MS,WFS,SunTrust,Stifel Nicolaus, JPM,Citi, BOA